Exhibit 99.1

Antero Midstream Announces Pricing of Upsized $650 Million Offering of Senior Notes

Denver, Colorado, September 8, 2016—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) announced today the pricing of its private placement to eligible purchasers of $650 million in aggregate principal amount of 5.375% senior unsecured notes due 2024 at par.  The offering is expected to close on September 13, 2016, subject to customary closing conditions.

Antero Midstream estimates that it will receive net proceeds of approximately $640 million, after deducting the initial purchaser’s discounts and estimated expenses, which it intends to use to repay a portion of the outstanding borrowings under its credit facility.

The securities to be offered have not been registered under the Securities Act of 1933 as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Midstream Partners LP is a limited partnership that owns, operates and develops midstream gathering and compression assets located in West Virginia, Ohio and Pennsylvania, as well as integrated water assets that primarily service Antero Resources’ properties located in West Virginia and Ohio.

For more information, contact Michael Kennedy — CFO of Antero Midstream at (303) 357-6782 or mkennedy@anteroresources.com.